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                                                                     EXHIBIT 11B


                       GATX CORPORATION AND SUBSIDIARIES

          COMPUTATION OF DILUTED NET INCOME PER SHARE OF COMMON STOCK
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                               THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                  SEPTEMBER 30                       SEPTEMBER 30
                                                          ------------------------------     ------------------------------
                                                              1999             1998             1999             1998
                                                          -------------    -------------     ------------    --------------
Average number of shares to compute basic
 earnings per share                                             49.5            49.2              49.4            49.1

Shares issuable upon assumed exercise of stock
 options, reduced by the number of
 shares which could have been
 purchased with the proceeds from
 exercise of such options                                        1.0             1.2               1.0             1.2

Common stock issuable upon assumed
     conversion of preferred stock                                .1              .1                .1              .1
                                                          -------------    -------------     ------------    --------------

Total shares                                                    50.6            50.5              50.5            50.4
                                                          =============    =============     ============    ==============

Net income, as adjusted per basic computation                $  42.2         $  38.1          $  119.5        $  106.3

Add - Dividends paid and accrued on preferred
      stock                                                        -               -                 -               -
                                                          -------------    -------------     ------------    --------------

Net income, as adjusted                                      $  42.2         $  38.1          $  119.5        $  106.3
                                                          =============    =============     ============    ==============

Diluted net income per share                                 $   .83         $    .76          $   2.36        $   2.11
                                                          =============    =============     ============    ==============




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